Exhibit (a)(1)(A)

AFFILIATED COMPUTER SERVICES, INC.

OFFER TO AMEND
ELIGIBLE OPTIONS

This document constitutes part of the prospectus relating
to the Affiliated Computer Services, Inc. 1997 Stock Incentive Plan, as amended, that has been registered under the Securities Act of 1933, as amended.
June 18, 2007

AFFILIATED COMPUTER SERVICES, INC.
Offer to Amend Eligible Options

This offer and your withdrawal rights will expire at 4:00 p.m., Dallas, Texas time, on
July 17, 2007, unless extended.

     Affiliated Computer Services, Inc. (“ACS”, “we”, “us” or “our”) is making this offer to all eligible option holders to amend certain options to purchase shares of our Class A common stock and to receive cash payments (we refer to this generally as the “offer”). We have determined that the fair market value of our Class A common stock on the applicable measurement dates for certain options for accounting and tax purposes was higher than the exercise prices of the options. Under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), holders of options granted at a below-market exercise price, to the extent such options were not vested as of December 31, 2004, are subject to adverse income taxation unless such options are brought into compliance with Section 409A of the Code. Such options with a below-market exercise price are subject to regular income tax, an additional 20% federal tax and other penalties before (and regardless of whether) they are exercised. Such options may also be subject to adverse personal tax consequences under state or foreign tax laws that are similar to Section 409A of the Code. We are offering eligible option holders the opportunity to amend their eligible options with the expectation that the unfavorable federal tax consequences that may apply to the eligible options will be avoided.
     You are an “eligible option holder” only if you (1) are an employee of ACS (other than an executive officer or director) through the expiration time of this offer, (2) are subject to taxation in the United States, and (3) hold eligible options.
     An option to purchase shares of our Class A common stock is an “eligible option” only to the extent that such option:
•	was granted under our 1997 Stock Incentive Plan, as amended (the “Plan”);

•	has an exercise price per share that is less than the fair market value of the underlying shares of our Class A common stock on the applicable measurement date for such option, as determined by us for accounting and tax purposes (the “measurement date”);

•	was unvested as of January 1, 2005 (if only a portion of an option grant was unvested as of January 1, 2005, then only the unvested portion of the grant as of such date is an “eligible option”); and

•	is outstanding as of the expiration time of this offer.
     Along with this offer to amend eligible options (the “offer to amend”), we are providing each eligible option holder with a personalized election form. The election form contains a personal summary of the eligible options that such option holder currently holds, the original exercise price of the eligible options, the new exercise price of such eligible options if amended pursuant to this offer, a description of any potential cash payments with respect to each eligible option (if amended) and other relevant information. This election form must be properly completed and returned to us prior to the expiration time of this offer if an eligible option holder decides to have any of the eligible options amended.
     If you are an eligible option holder and elect to participate in this offer, then the per share exercise price of each eligible option that you agree to amend will be increased to the fair market value of our Class A common stock on the applicable measurement date (the “new exercise price”). The fair market value is equal to the closing price of our Class A common stock on the New York Stock Exchange on the measurement date that we determined was applicable to such option for accounting and tax purposes. This amendment to the exercise price will take place on the expiration date (but following the expiration of this offer), which is expected to be July 17, 2007 at 4:00 p.m., Dallas, Texas time. Promptly following the expiration of this offer, you will receive a document entitled “Amendment to Stock Option Agreement and Promise to Make Cash Payment” evidencing the amendment of the options you elected to amend and our obligation to make the related cash payments to you. Aside from the new exercise price, each eligible option that is amended (each, an “amended option”) will remain subject to the original terms and conditions of the grant, including the Plan, and will continue to be subject to the same vesting schedule that applied to the eligible option prior to the amendment.
     In addition to the amendment of your eligible options, if you elect to participate in this offer, you will receive a cash payment with respect to each amended option equal to the difference between the new exercise price per share of such amended option and the original exercise price per share, multiplied by the number of unexercised shares of our Class A common stock subject to such amended option. This payment, less any applicable tax withholdings, will be made on or before your first regular payroll date in January 2008. Promptly following the expiration of this offer, we will send you an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” evidencing your right to receive this cash payment. The cash payment will not be subject to any vesting conditions.
     You are not required to accept this offer. This offer is not conditioned upon this offer being accepted with respect to a minimum number of the outstanding eligible options, but this offer is subject to customary conditions, which we describe in Section 7 of this offer to amend.
     Our Class A common stock is traded on the New York Stock Exchange under the ticker symbol “ACS.” On June 11, 2007, the closing price of our Class A common stock was $59.79 per share. Neither the original exercise price of the eligible options nor the new exercise price of the eligible options is meant to reflect our view of what the trading price of our Class A common stock will be in the short, medium or long term.
     Although our board of directors has approved this offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept this offer to amend any eligible option. You must make your own decision whether or not to accept this offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse federal tax consequences under Section 409A of the Code may apply to the holder of an eligible option if it is not amended pursuant to this offer. We recommend that you discuss this offer with your personal financial, tax and legal advisors.
     We have already amended the eligible options held by some members of our board of directors and by some of our current and former executive officers on terms no more favorable to such persons than those contained in this offer. See our Form 8-K filed on January 5, 2007, which is incorporated herein by reference, for a further discussion of the amendment of the options of certain members of our board of directors and current and former executive officers. None of our executive officers or members of our board of directors are eligible to participate in this offer, including five of our current or former executive officers who hold eligible options. (See Section 11)
     See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT INFORMATION — ACTION ITEMS TO PARTICIPATE
     If you wish to participate in this offer, you must complete and manually sign the attached election form, and return it via e-mail to TOAdmin@acs-inc.com or via fax to (214) 584-5388 by the expiration time, which will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless extended. Only responses that are complete, signed and actually received by ACS via the specified e-mail or fax by the expiration time will be accepted. Responses submitted by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, are not permitted. Responses that are received after the expiration time will not be accepted. The delivery of election and withdrawal forms is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days. If you have not received an e-mail confirmation that we have received your election form and/or any withdrawal form after three (3) U.S. business days have elapsed, we recommend that you confirm that we have received your election form and/or any withdrawal form by e-mailing TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.
     We are not making this offer to, nor will we accept any submitted election form to amend eligible options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of this offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make this offer to eligible option holders in any such jurisdiction.

     Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
     You should direct questions about this offer or requests for additional copies of this offer to amend and the other offer documents to Emma Berry in the ACS Treasury Department or Kim Watson in the ACS Legal Department at:

Emma Berry	or	Kim Watson
Sr. Treasury Analyst		Senior Paralegal
Affiliated Computer Services, Inc.		Affiliated Computer Services, Inc.
2828 North Haskell		2828 North Haskell
Dallas, Texas 75204		Dallas, Texas 75204
(214) 841-8356		(214) 841-6286
Offer to Amend Eligible Options dated June 18, 2007
     You should rely only on the information contained in this offer to amend and the documents to which you have been referred in this offer to amend. We have not authorized anyone to provide you with different information. In addition, some states, including California, may impose additional penalty taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences. Neither we nor our board of directors makes any recommendation as to whether you should accept this offer. The decision to participate in this offer must be your own, after taking into account your personal circumstances and preferences. We are not making this offer in any jurisdiction in which this offer is not permitted. We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, we will not make this offer to, nor will we amend options held by, the option holders residing in such jurisdiction. You should not assume that the information provided in this offer to amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS & ANSWERS	1

RISKS OF PARTICIPATING IN THE OFFER	15

THE OFFER	17

1. Eligibility	17

2. Number of options; expiration date	17

3. Purpose of the offer	18

4. Procedures for electing to participate in this offer	19

5. Withdrawal rights and change of election	20

6. Acceptance of options for amendment, issuance of cash payments, and amended options	21

7. Conditions of the offer	22

8. Price range of shares underlying the options	23

9. Source and amount of consideration; terms of amended options	24

10. Information concerning ACS	26

11. Interests of directors and executive officers; transactions and arrangements concerning the options	27

12. Status of options amended by us in the offer; accounting consequences of the offer	28

13. Legal matters; regulatory approvals	28

14. Material U.S. income tax consequences	29

15. Extension of offer; termination; amendment	30

16. Fees and expenses	31

17. Additional information	31

18. Financial statements	32

19. Miscellaneous	32

SCHEDULE A Information Concerning the Executive Officers and Directors of ACS	A-1

SCHEDULE B Summary Financial Information of Affiliated Computer Services, Inc.	B-1

SCHEDULE C Form of Amendment to Stock Option Agreement and Promise to Make Cash Payment	C-1

i

Forward-Looking Statements
          This offer to amend, including the section entitled “Risks of Participating in the Offer” and the documents incorporated herein by reference, contain “forward-looking statements.” All statements that are not based on historical fact are “forward-looking statements” and are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, performance or achievements to be materially different from anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to:
•	our debt service cost could limit cash flow available to fund our operations and may limit our ability to obtain further debt or equity financing;

•	alleged defaults and purported acceleration of our senior notes, if upheld in litigation, could have a negative impact on our cash flow and divert resources that could otherwise be utilized in our business operations;

•	the complexity of regulatory environments in which we operate has increased;

•	we are subject to the oversight of the Securities and Exchange Commission and other regulatory agencies and investigations by those agencies could divert management’s focus and could have a material adverse impact on our reputation and financial condition;

•	reductions of our credit rating may have an adverse impact on our business;

•	a decline in revenues from, or a loss of, significant clients could reduce our profitability and cash flow;

•	our ability to recover capital investments in connection with our contracts is subject to risk;

•	we have non-recurring revenue, which subjects us to a risk that revenues from year to year may fluctuate;

•	the markets in which we operate are highly competitive and we may not be able to compete effectively;

•	we may not be able to make acquisitions that will complement our growth;

•	our failure to properly manage our operations and growth could have a material adverse effect on our business;

•	our government contracts are subject to termination rights, audits and investigations, which, if exercised, could negatively impact our reputation and reduce our ability to compete for new contracts;

•	we may incur delays in signing and commencing new business as the result of protests of government contracts that we have been awarded;

•	the exercise of contract termination provisions and service level penalties may have an adverse impact on our business;

•	some of our contracts contain fixed pricing or benchmarking provisions that could adversely affect our operating results and cash flow;

•	claims associated with our actuarial consulting and benefit plan management services could negatively impact our business;

•	the loss of our significant software vendor relationships could have a material adverse effect on our business;

•	we may be subject to claims of infringement of third-party intellectual property rights which could adversely affect our business;

•	we are subject to United States and foreign jurisdiction laws relating to individually identifiable information, and failure to comply with those laws, whether or not inadvertent, could subject us to legal actions and negatively impact our operations;

•	we are subject to breaches of our security systems which may cause data privacy concerns;

ii

•	budget deficits and/or fluctuations in the number of requests for proposals issued by state and local governments and their agencies may adversely impact our business;

•	our international operations are subject to a number of risks;

•	armed hostilities and terrorist attacks may negatively impact the countries in which we operate;

•	a failure to attract and retain necessary technical personnel, skilled management and qualified subcontractors may have an adverse impact on our business;

•	risks associated with loans that we service may reduce our profitability and cash flow;

•	disruption in utility or network services may have a negative impact on our business; and

•	our indemnification obligations may have a material adverse effect on our business.
For more details on factors that may cause actual results to differ materially from such forward-looking statements, see Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this offer to amend.

iii

SUMMARY TERM SHEET AND QUESTIONS & ANSWERS
     The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer to amend, the accompanying letter from Lynn Blodgett dated June 18, 2007, and the election and withdrawal forms together with their attachments and associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to amend and the other offer documents. We have included references in this summary to other sections in this offer to help you find a more complete description of these topics.
Index to Summary of Questions & Answers

		Page #
Q1.	Why is ACS making this offer?	4

Q2.	Who is eligible to participate in this offer?	5

Q3.	Which options are eligible for amendment in this offer?	5

Q4.	What is the offer?	6

Q5.	How do I participate in this offer?	6

Q6.	If I decide to participate in this offer, what will happen to my current eligible options?	7

Q7.	When will I receive my amended options and cash payments?	7

Q8.	What will happen to options that vested prior to January 1, 2005? What if a portion of one of my option grants vested prior to January 1, 2005 and a portion vested on or after that date?	8

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?	8

Q10.	Am I required to participate in this offer?	8

Q11.	Are there circumstances under which I would not be granted amended options or receive cash payments?	8

Q12.	When will my amended options vest or expire?	9

Q13.	Will the terms and conditions of my amended options be the same as my original options?	9

Q14.	What are the U.S. tax consequences if I accept the offer and my eligible options are amended?	9

		Page #
Q15.	What are the U.S. tax consequences if I do not accept the offer and/or my eligible options are not amended?	9

Q16.	If I accept the offer, am I guaranteed that the eligible options will not be subject to the adverse federal tax consequences under Section 409A discussed in this offer to amend?	9

Q17.	How will my cash payment be taxed?	9

Q18.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?	10

Q19.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10

Q20.	Once my election to amend my eligible options has been accepted by ACS, is there anything I must do to receive the amended options or cash payments?	10

Q21.	How will you confirm to me that my election form or withdrawal form has been received?	10

Q22.	Can I accept this offer with respect to shares of ACS Class A common stock that I acquired upon exercise of my stock options?	10

Q23.	What happens to my options if I do not turn my election form in by the deadline, complete my forms properly or choose not to participate or if my election to amend is not accepted by ACS?	10

Q24.	Is there any reason why my eligible options would not be amended if I make an election to accept the offer?	11

Q25.	What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?	11

Q26.	How will you determine whether I have properly accepted this offer?	11

Q27.	Will I receive any paperwork indicating my options have been amended?	11

Q28.	Are there any conditions to this offer?	12

Q29.	If you extend the offer, how will you notify me?	12

Q30.	How will you notify me if the offer is changed?	12

Q31.	Can I change my mind and withdraw from this offer with respect to all or part of my eligible options?	12

		Page #
Q32.	How do I withdraw my election?	12

Q33.	What if I withdraw my election and then decide that I want to participate in this offer?	12

Q34.	How should I decide whether or not to amend my eligible options?	12

Q35.	What happens if the fair market value of ACS Class A common stock on the amendment date is less than the new exercise price? Will my options have a price that is less than the amended exercise price?	13

Q36.	When will I be able to exercise my amended options and sell the shares that I receive?	13

Q37.	If I am no longer an employee of ACS on January 1, 2008, am I still entitled to my cash payment if my eligible options are amended under this offer?	13

Q38.	Is this offer related to the proposed acquisition of ACS?	13

Q39.	If ACS is acquired, do I still need to amend my options?	13

Q40.	With whom may I speak if I have questions about the offer or need additional copies of the offer documents?	14

Q41.	What does ACS think of the offer?	14

Terms Used in This Offer to Amend
The following are some terms that are frequently used in this offer to amend.
•	“amended options” refers to all eligible options that are amended under this offer.

•	“amendment date” refers to the date when the eligible options will be amended to reflect the new exercise price upon an eligible option holder’s acceptance of this offer. We expect that the amendment date will be July 17, 2007, which is the same date as the expiration date. If the expiration date is extended, then the amendment date will be similarly changed to the new expiration date.

•	“Code” means the United States Internal Revenue Code of 1986, as amended.

•	“eligible option holder” refers to all individuals who (1) are employees of ACS (other than an executive officer or director) through the expiration time, (2) are subject to United States taxation and (3) hold eligible options.

•	“eligible options” refers to options to purchase our Class A common stock that:
o	were granted under the Plan;

o	have an exercise price per share that is less than the fair market value of the underlying shares of our Class A common stock on the applicable measurement date for the option, as determined by us for accounting and tax purposes;

o	were unvested as of January 1, 2005 (if only a portion of an option grant was unvested as of January 1, 2005, then only the unvested portion of the grant as of such date is an “eligible option”); and

o	are outstanding as of the expiration time.
•	“expiration date” or “expiration time” refers to the date that this offer expires, which will be July 17, 2007 at 4:00 p.m., Dallas, Texas time, unless this offer is extended. We may extend the expiration date or expiration time at our discretion. If we extend this offer, the terms “expiration date” and “expiration time” will refer to the time and date at which the extended offer expires.

•	“fair market value” refers to the price of a share of our Class A common stock, as determined by the closing price of our Class A common stock on a particular day as reported by the New York Stock Exchange.

•	“new exercise price” refers to the exercise price per share at which amended options may be exercised to purchase our Class A common stock. An amended option’s new exercise price will be equal to the fair market value of our Class A common stock on the applicable measurement date, as determined by us for accounting and tax purposes. You have been provided with a personalized election form that lists the new exercise price for each eligible option, if amended.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration time. This period will commence on June 18, 2007 and end at 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless this offer is extended.

•	“option consideration” means the total consideration that an eligible option holder may receive for amended options. The option consideration includes the amended options and the cash payments.

•	“Plan” means our 1997 Stock Incentive Plan, as amended.

•	“SEC” means the Securities and Exchange Commission.

•	“Section 409A” refers to Section 409A of the United States Internal Revenue Code of 1986, as amended, and the tax regulations issued thereunder.

Q1.	Why is ACS making this offer?
A1. We are making this offer with the expectation that the unfavorable federal tax consequences that may apply to you with respect to your eligible options will be avoided.

     Under Section 409A, options granted with an exercise price that is less than the fair market value of the underlying stock on the applicable measurement date for such options, to the extent such options were not vested as of December 31, 2004, are subject to adverse income taxation unless such options are brought into compliance with Section 409A. Although the regulations issued under Section 409A do not yet address the calculation or timing of amounts required to be included in income under Section 409A, the U.S. Treasury Department and Internal Revenue Service provided interim guidance that makes it likely that a holder of options with a below-market exercise price will recognize an amount of income equal to the excess, if any, of the fair market value of the underlying stock over the exercise price of the option on December 31 of the year in which the options vest (or, if later, at the end of the transition period available for amending the options to comply with Section 409A) and will recognize additional income in each subsequent tax year equal to any further increase in the value of the underlying stock. Such recognized income will be subject to regular income tax, an additional 20% federal tax and other penalties before (and regardless of whether) such options are exercised. See Section 14 of this offer to amend for a further discussion of the tax consequences.
     By amending the eligible options and providing the cash payments as described in this offer to amend, we expect that we will avoid the unfavorable federal tax consequences that may apply to your eligible options while maintaining the incentive and retentive qualities of the eligible options.
     If you elect to amend an eligible option, then, upon amendment, the eligible option’s exercise price for the underlying shares will be increased to be equal to the fair market value of our Class A common stock on the applicable measurement date for that option as determined by us for accounting and tax purposes. You should not be required to recognize income for U.S. federal income tax purposes with respect to your amended options at the time of the amendment. You will however recognize taxable income for cash payments you receive that are associated with this offer to amend. You may also recognize taxable income when you exercise your amended options, which is typically the case when options are exercised, and/or when you sell the shares you acquire upon exercise of the amended option. For additional information relating to the taxation of your stock options, you should refer to the prospectus for the Plan that we previously delivered to you.
     In addition, some states, including California, may impose additional penalty taxes. It is not certain that participation in this offer will avoid the potential adverse personal tax consequences under state or foreign tax laws that are similar to Section 409A. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences.

Q2.	Who is eligible to participate in this offer?
A2. Only eligible option holders are entitled to participate in this offer. You are an “eligible option holder” only if you (1) are an employee of ACS (other than an executive officer or director) through the expiration time, (2) are subject to taxation in the United States, and (3) hold eligible options. Various SEC regulations limit our ability to extend this offer to persons who are not employees of our company throughout the offer period.
     We have already amended the eligible options held by some members of our board of directors and by some of our current and former executive officers on terms no more favorable to such persons than those contained in this offer. We completed the amendment of their options in the fourth quarter of 2006 because, under Internal Revenue Service guidance for Section 409A, the amendment of their options was required to be completed by December 31, 2006 in order to avoid the unfavorable federal tax consequences. Please see our Form 8-K filed on January 5, 2007, which is incorporated herein by reference, for a further discussion of the amendment of the options of certain members of our board of directors and current and former executive officers.
     Please understand that your eligible options will not be amended until after the expiration time. If you were to exercise any eligible options prior to the expiration time, then the exercised options would not constitute eligible options, even if you have already returned your election form, and you may be subject to adverse federal tax consequences under Section 409A with respect to those exercised options.

Q3.	Which options are eligible for amendment in this offer?
A3. An option to purchase our Class A common stock is considered an eligible option under this offer only to the extent that such option:
•	was granted under the Plan;

•	has an exercise price per share that is less than the fair market value of the underlying shares of our Class A common stock on the applicable measurement date for such option, as determined by us for accounting and tax purposes;

•	was unvested as of January 1, 2005 (if only a portion of an option grant was unvested as of January 1, 2005, then only the unvested portion of the grant as of such date is an “eligible option”); and

•	is outstanding as of the expiration time.
     All other options are not subject to amendment and therefore will retain the original terms under which they were granted.
     We have enclosed an election form describing each eligible option that you hold to facilitate your decision whether to elect to amend any of your eligible options. Each election form includes your eligible options for a particular grant, the original exercise prices, the new exercise prices that will apply if the eligible options are amended and the cash payments you will receive for the eligible options, if amended. If you hold an option for which you are not provided a tailored election form, then that option is not an eligible option. If you have questions about whether any of your options are eligible options, please contact either:

Emma Berry	or	Kim Watson
Sr. Treasury Analyst		Senior Paralegal
Affiliated Computer Services, Inc.		Affiliated Computer Services, Inc.
2828 North Haskell		2828 North Haskell
Dallas, Texas 75204		Dallas, Texas 75204
(214) 841-8356		(214) 841-6286

Q4.	What is the offer?
A4. This offer is an opportunity for eligible option holders to voluntarily elect to have eligible options amended to increase the applicable per share exercise price to the per share exercise price set forth in the relevant election form and to receive a cash payment.
     The new exercise price of an amended eligible option will equal the fair market value of the underlying shares of our Class A common stock for such eligible option on the applicable measurement date for such option. Your election form sets forth the original exercise prices of your eligible options, as well as the new exercise prices of such options should you accept this offer with respect to those options.
     We will compensate you for the increase in the exercise price of each eligible option that you elect to amend. The cash payment will be equal to (1) the number of shares of our Class A common stock for which such amended option is exercisable, multiplied by (2) the amount by which the new exercise price per share of the amended option exceeds the original exercise price per share for such eligible option.
     Your cash payment is subject to applicable tax withholding. This payment will be made on or before your first regular payroll date in January 2008. The cash payments will not be subject to any vesting conditions.

Q5.	How do I participate in this offer?
A5. If you choose to participate in this offer, you must do the following before the expiration time, which is 4:00 p.m., Dallas, Texas time, on July 17, 2007 (unless extended):
1.	Properly complete and manually sign the attached election form.

2.	Deliver the completed and signed election form via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388.
     If you decide to participate in this offer, you must amend the exercise price for all of the shares covered by a particular eligible option that you elect to amend. This does not mean that you have to elect to amend all of your eligible options in order to participate in this offer. You may elect to have some, all or none of your eligible options amended but if you chose to amend an eligible option, the amendment will apply to all of the shares covered by such eligible option. See Question & Answer 19, however, for a discussion of eligible options subject to a domestic relations order.
     This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any election to amend eligible options that does not comply with the requirements set forth herein or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we intend to amend, promptly after the expiration of this offer, all eligible options that have been properly elected for amendment on a timely basis. (See Section 4)
     Your election to participate becomes irrevocable after 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless this offer is extended past that time, in which case your election will become irrevocable after the new expiration time. The only exception is that if we have not accepted your election by 12:00 midnight, Dallas, Texas time, on August 13, 2007, you may withdraw a previously submitted election to amend your eligible options at any time thereafter.
     We may extend this offer. If we extend this offer, we will notify you via e-mail or by other communication no later than 8:00 a.m., Dallas, Texas time, on the first business day following the previously scheduled expiration time.
     Only responses that are complete, signed and actually received by us via the specified e-mail or fax by the deadline will be accepted. Responses submitted by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, are not permitted. Responses received after the deadline will not be accepted. The delivery of all documents, including election forms and/or withdrawal forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days after receipt. In addition, please note that confirmation of receipt of your election or withdrawal form does not indicate that your form was properly completed or otherwise complied with the requirements of this offer. If you have not received an e-mail confirmation that we have received your election form and/or any withdrawal form by such time, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt after three (3) U.S. business days have elapsed, you should first e-mail TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

Q6.	If I decide to participate in this offer, what will happen to my current eligible options?
A6. If you elect to participate in this offer, any eligible options that you properly elect for amendment on a timely basis will be amended on the same day as the expiration time (but following the expiration of this offer). The expiration time for this offer will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless this offer period is extended.
     With the exception of the new exercise price, the amended option will continue to be subject to all of the original terms and conditions of the grant, including the original vesting and expiration schedule and the terms and conditions set forth in the Plan. (See Section 6) As of that same date, you will become entitled to receive the option consideration described below in Question & Answer 7.

Q7.	When will I receive my amended options and cash payments?
A7. If you participate in this offer and properly submit all required paperwork on a timely basis, options elected for amendment will be amended immediately following the expiration time, which we presently expect will be 4:00 p.m., Dallas, Texas time, on July 17, 2007. If the expiration time of this offer is extended, the amendment date will be similarly extended. Promptly after the expiration of this offer, you will receive an “Amendment of Stock Option Agreement and Promise to Make Cash Payment” evidencing the amendment of the eligible options you elected to amend, if any, and documenting your related right to receive a cash payment for any such amended eligible options. (See Section 6) In accordance with the “Amendment of Stock Option Agreement and Promise to Make Cash Payment,” the cash payment will be made on or before the eligible option holder’s first regular payroll date in January 2008. If you do not receive an “Amendment of Stock Option Agreement and Promise to Make Cash Payment” within fifteen (15) U.S. business days after the expiration date, please e-mail TOAdmin@acs-inc.com first and then contact the following individuals: Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

Q8.	What will happen to options that vested prior to January 1, 2005? What if a portion of one of my option grants vested prior to January 1, 2005 and a portion vested on or after that date?
A8. Any option, or any portion of an option, that vested prior to January 1, 2005 is not subject to the adverse federal tax consequences that this offer is designed to avoid. As a result, all such options will remain outstanding in accordance with their original terms, including their original exercise prices, and are not considered “eligible options.” However, if only a portion of your option grant vested or is scheduled to vest on or after January 1, 2005, then only that portion of the option grant that vested or vests on or after January 1, 2005 will constitute an “eligible option.”

Q9.	Why won’t I receive my cash payment immediately following the expiration of the offer?
A9. Internal Revenue Service guidance under Section 409A indicates that the adverse federal tax consequences may apply unless (1) eligible options are amended in 2007 and (2) any cash payments are delayed until 2008. Accordingly, the earliest that we can make these cash payments is in January 2008 in order to avoid these adverse federal tax consequences. You will be entitled to receive the cash payment regardless of whether you remain employed with us on the payment date and regardless of whether the amended eligible option to which such payment relates has vested or ever vests. All persons whose options are amended will receive this payment in January 2008, even if they are no longer an employee. Any cash payments received for your eligible options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.

Q10.	Am I required to participate in this offer?
A10. No. Participation in this offer is completely voluntary. See Question & Answer 5 for a description of how to participate in this offer.
     If you do not participate in this offer, you may be subject to certain adverse federal tax consequences. Please see Questions & Answers 14, 15 and 23 for a description of the potential tax consequences to you if you decide not to participate in this offer and do not amend your eligible options. In addition, see Section 14 for the material U.S. federal income tax consequences of participating in this offer and not participating in this offer.

Q11.	Are there circumstances under which I would not be granted amended options or receive cash payments?
A11. Yes. If you leave ACS for any reason and you are no longer an employee of ACS as of the expiration time, then, pursuant to guidelines provided by the SEC, you will no longer be an eligible option holder entitled to participate in this offer, even if you have already returned your election form. Assuming you are not terminated for cause, your existing vested options will remain outstanding in accordance with their original terms, including their original exercise prices and you may be subject to the adverse federal tax consequences under Section 409A with respect to those existing options that this offer is designed to address.
     Additionally, if, for any reason, the options that you hold do not constitute eligible options as of the expiration time, then you will not receive any amended options or cash payments with respect to such options. For example, if you were to exercise any eligible options prior to the completion of this offer (even after you have returned your election form), then the exercised options would not constitute eligible options and you may be subject to the adverse federal tax consequences under Section 409A with respect to those exercised options that this offer is designed to address. (See Section 1 and Section 2)
     Moreover, your options will not be amended and cash payments will not be made if we are prohibited from doing so by applicable laws. For example, we could become prohibited from amending options as a result of changes in SEC or New York Stock Exchange rules or applicable laws outside the U.S. (See Section 13)

Q12.	When will my amended options vest or expire?
A12. If your eligible options are amended, they will continue to vest according to their original vesting schedule and will expire in accordance with their original terms. Future vesting is subject to your continued service to us through each relevant vesting date. (See Section 9)

Q13.	Will the terms and conditions of my amended options be the same as my original options?
A13. Except for the new exercise price of your amended options, the other terms and conditions of your amended options will remain the same as the terms and conditions of your eligible options. (See Sections 2, 9 and 14)

Q14.	What are the U.S. tax consequences if I accept the offer and my eligible options are amended?
A14. Your acceptance of this offer to amend your eligible options and the amendment of your eligible options should not result in the recognition of any taxable income for U.S. federal income tax purposes with respect to such eligible options, either at the time of acceptance or at the time of the amendment. However, you will recognize taxable income when you receive any cash payments and we will report such payments as income on your W-2. In addition, you may have taxable income when you exercise your amended options or when you sell your shares. (See Section 14)
     We believe that, by amending your eligible options, you will also avoid the adverse federal tax consequences that may be associated with your eligible options under Section 409A and that we expect otherwise would apply. Accordingly, you should not recognize taxable income before the exercise of your amended eligible options and should not be subject to the additional 20% tax and other penalties under Section 409A.
     If you are subject to tax laws of jurisdictions in addition to the United States or those of any state, such as California, there may be additional consequences of your participation, or decision not to participate, in this offer.
     Because this offer involves complex tax considerations, we recommend that you consult your financial, legal and/or tax advisor before you make any decisions about participating in this offer. (See Section 14)

Q15.	What are the U.S. tax consequences if I do not accept the offer and/or my eligible options are not amended?
A15. If you do not accept this offer to amend your eligible options and/or your eligible options are not amended, then you may be subject to adverse federal tax consequences under Section 409A as described above. If you are subject to tax laws of jurisdictions in addition to the United States or those of any state, such as California, there may be additional consequences of your participation, or decision not to participate, in this offer. In addition, you will not receive the cash payments. You will be solely responsible for any taxes, penalties or interest payable under Section 409A and, if you are an employee, we may have a withholding obligation with respect to such taxes. (See Section 14)

Q16.	If I accept the offer, am I guaranteed that the eligible options will not be subject to the adverse federal tax consequences under Section 409A discussed in this offer to amend?
A16. We believe that this offer complies with the available guidance to avoid the adverse federal tax consequences of Section 409A with respect to eligible options. However, we cannot guarantee the effect of any future Internal Revenue Service guidance. (See Section 14)

Q17.	How will my cash payment be taxed?
A17. You will be taxed upon receipt of the cash payment for your amended eligible options. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. (See Section 14)

Q18.	Will my decision to participate in the offer have an impact on my ability to receive options in the future?
A18. No. Your election to participate or not participate in this offer will not have any effect on your ability to receive future grants of options to purchase our Class A common stock, or any other rights to you or anyone else. (See Section 9)

Q19.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?
A19. Any portion beneficially owned by a person who is not our employee may not be amended in this offer to amend (even if legal title to that portion of those options is held by you and you are an eligible employee). For instance, an eligible option holder holds an option to purchase 3,000 shares that is subject to a domestic relations order. Under the order, options to purchase 1,000 shares are beneficially owned by the eligible option holder’s former spouse. Assume that the eligible option holder previously exercised the option to purchase 750 shares. Accordingly, the eligible option holder may only elect to amend the option with respect to the remaining 1,250 shares (3,000 shares minus 1,000 shares subject to the domestic relations order minus 750 shares already purchased), or the eligible option holder may elect not to participate in this offer to amend at all.

Q20.	Once my election to amend my eligible options has been accepted by ACS, is there anything I must do to receive the amended options or cash payments?
A20. Once this offer has expired and your election with respect to eligible options has been accepted by us, your eligible options will be amended. There is nothing that you must do to receive your amended options. Your amended options will be amended on the same day that this offer expires (but following the expiration of this offer). (See Section 2)
     You also do not need to do anything in order to receive your cash payment for your eligible options. Promptly following the expiration of this offer, we will send you an executed copy of an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” (substantially in the form of Schedule C) evidencing your right to receive a cash payment for these options. Note that you will receive a cash payment only with respect to your eligible options that are amended in this offer. You will be entitled to receive the cash payment regardless of whether you remain employed with us on the payment date and regardless of whether the amended eligible option to which such payment relates has vested or ever vests. (See Section 2)

Q21.	How will you confirm to me that my election form or withdrawal form has been received?
A21. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days after our receipt of your forms. If you have not received an e-mail confirmation within three U.S. business days after you believe we should have received your forms, we recommend that you confirm that we have received your election form and/or any withdrawal form. If you need to confirm receipt, you should first e-mail TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286. Please note, however, that if we do not receive your election or withdrawal form by the expiration time, then we will not be able to honor your request, even if you sent it before such time. In addition, confirmation of receipt of your election or withdrawal form does not indicate that your form was properly completed or otherwise complied with the requirements of this offer. (See Section 4 and Question & Answer 26)

Q22.	Can I accept this offer with respect to shares of ACS Class A common stock that I acquired upon exercise of my stock options?
A22. No. This offer relates only to outstanding options to purchase our Class A common stock. You may not tender shares of our Class A common stock in this offer. (See Section 1)

Q23.	What happens to my options if I do not turn my election form in by the deadline, complete my forms properly or choose not to participate or if my election to amend is not accepted by ACS?
A23. If we do not receive your properly completed election form by the deadline, you choose not to participate, you withdraw a previously submitted election to amend your eligible options or your options are not accepted by us under this offer, then your existing options will remain outstanding in accordance with their original terms, including their original exercise price and their current vesting schedule. As described in Questions & Answers 14 and 15, you may be required to recognize ordinary income before the options are exercised and you may also be subject to an additional 20% tax and interest penalty. In addition, some states, including California, may impose additional penalty taxes. We recommend that you consult with your financial, legal and/or tax advisors regarding any tax consequences, including any state tax consequences. (See Section 14)

Q24.	Is there any reason why my eligible options would not be amended if I make an election to accept the offer?
A24. The completion of this offer is subject to the terms and conditions described in this offer to amend. While we do not intend to terminate this offer prior to its completion, we will monitor the occurrence of any such conditions to determine whether, in our reasonable judgment, it is inadvisable to proceed with this offer.
     Additionally, if you leave ACS for any reason and you are no longer an employee of ACS as of the expiration time, you will no longer be an eligible option holder entitled to participate in this offer pursuant to guidelines provided by the SEC, even if you have already returned your election form. Assuming you are not terminated for cause, your existing vested options will remain outstanding in accordance with their original terms, including their original exercise prices, and you may be subject to adverse federal tax consequences under Section 409A with respect to those existing options.
     Moreover, if you exercise your options or if your options are cancelled after you submitted your election to amend, then those options will no longer constitute eligible options and, as a result, will not be amended. We will only amend eligible options that have been properly elected for amendment and for which such election has not been validly withdrawn in accordance with this offer to amend. (See Sections 4 and 5) We may, however, reject any or all elections to have eligible options amended to the extent that we determine that they were not properly submitted, to the extent that we determine that it is unlawful to accept the eligible option that was elected for amendment or to the extent certain conditions described in this offer to amend exist that, in our reasonable judgment, make it inadvisable to proceed with this offer. (See Section 4)

Q25.	What happens to my options if I elect to participate in the offer with respect to my eligible options but then exercise those options before the expiration of the offer?
A25. If you elect to participate in this offer but exercise your eligible options prior to the expiration of this offer, those options that you exercise will no longer be eligible to be amended in this offer and you will not receive a cash payment with respect to such options. (See Question & Answer 24) In addition, with respect to those eligible options you exercise prior to the expiration of this offer, you may be required to recognize ordinary income and may also be subject to adverse federal tax consequences under Section 409A, including an additional 20% tax and interest. Furthermore, some states, including California, may impose additional penalty taxes. (See Section 14)

Q26.	How will you determine whether I have properly accepted this offer?
A26. We will determine, in our discretion, all questions about the validity, form and eligibility of (including time of receipt), any election forms that we receive. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options under this offer that we determine are not eligible for amendment or that we determine are unlawful to accept. We intend to amend, promptly after the expiration of this offer, all eligible options that have been properly elected for amendment on a timely basis, subject to the terms of this offer. No election with respect to eligible options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and/or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4)

Q27.	Will I receive any paperwork indicating my options have been amended?
A27. Yes. Promptly after the expiration of this offer, we will send you an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” (substantially in the form of Schedule C) executed by us evidencing the amendment of the eligible options that you elected to amend and our promise to make the cash payment. (See Section 6)

Q28.	Are there any conditions to this offer?
A28. Yes. The completion of this offer is subject to a number of customary conditions that are described in this offer to amend but the completion of this offer is not conditioned upon it being accepted with respect to a minimum number of eligible options. (See Section 7)

Q29.	If you extend the offer, how will you notify me?
A29. If we extend this offer, we will notify you via e-mail from the dedicated e-mail address TOAdmin@acs-inc.com or by other communication no later than 8:00 a.m., Dallas, Texas time, on the first business day following the previously scheduled expiration time. (See Sections 2 and 15)

Q30.	How will you notify me if the offer is changed?
A30. If we change this offer, we will send you written notice of the change via e-mail or we will make a public announcement of the change, no later than 8:00 a.m., Dallas, Texas time, on the next U.S. business day following the day we change this offer. (See Sections 2 and 15)

Q31.	Can I change my mind and withdraw from this offer with respect to all or part of my eligible options?
A31. Yes. You may change your mind after you have submitted an election form and withdraw from this offer or change the options with respect to which you accept this offer at any time before the expiration time by submitting a withdrawal form. If we extend the expiration time, you may withdraw or change your election with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration time. However, if we have not accepted your election by 12:00 midnight, Dallas, Texas time, on August 13, 2007, you may withdraw your previously submitted election to have your eligible options amended at any time thereafter. (See Section 5)

Q32.	How do I withdraw my election?
A32. To withdraw your election with respect to some or all of your eligible options, you must do the following before the expiration time:
1.	Properly complete and manually sign the attached withdrawal form.

2.	Deliver the completed and signed withdrawal form via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388. (See Section 5)
     Any election with respect to the eligible options for which you do not withdraw a previously submitted acceptance of this offer will remain in effect under this offer pursuant to the last properly submitted election form.

Q33.	What if I withdraw my election and then decide that I want to participate in this offer?
A33. If you have withdrawn your election to participate and then decide that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration time. You may elect to accept this offer with respect to some or all of your eligible options. The new election form must be signed and dated after the date of your withdrawal form and must be actually received by us via the specified e-mail or fax by the relevant deadline. (See Questions & Answers 5 and 31; and Section 5)

Q34.	How should I decide whether or not to amend my eligible options?
A34. We understand that the decision whether or not to accept this offer with respect to your eligible options may be a challenging one for many eligible option holders. Deciding to participate in this offer does carry risks (see “Risks of Participating in the Offer” on page 15 for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your eligible options (such as by exercising them now) even considering the potential tax consequences of exercising or keeping them (as described in Section 14), than what we are offering as consideration in this offer. The decision to participate in this offer must be your own. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. (See Section 3)

Q35.	What happens if the fair market value of ACS Class A common stock on the amendment date is less than the new exercise price? Will my options have a price that is less than the amended exercise price?
A35. No. Even if the fair market value of our Class A common stock on the amendment date is less than the new exercise price, if you elect to amend your eligible options, then your eligible options will be amended to have an exercise price per share equal to the new exercise price. You will still receive the cash payment relating to the difference between the original exercise price and the new exercise price.

Q36.	When will I be able to exercise my amended options and sell the shares that I receive?
A36. Your ability to sell any shares that you receive upon exercise of your amended options will be subject to our Insider Trading and Disclosure policy as well as applicable law. Under our policy, trading in our Class A common stock generally is prohibited from the close of business on the 15th day of the third month of each fiscal quarter through the first full trading day after we release our earnings with respect to that quarter. From time to time, we may also notify certain employees with inside knowledge of material information that they may be subject to additional restrictions on trading. We refer to these restricted trading periods as “blackout periods.” Our blackout period with respect to our fourth quarter financial results for fiscal year 2007 commenced at the close of business on June 15, 2007.
     The anticipated expiration date of this offer is scheduled to fall within the current blackout period related to the pending release of our fourth quarter financial results. Based on this timing, we currently expect that you will not be able to exercise your eligible options and sell those shares immediately following the completion of this offer.

Q37.	If I am no longer an employee of ACS on January 1, 2008, am I still entitled to my cash payment if my eligible options are amended under this offer?
A37. Yes. Subject to the terms of this offer and upon our acceptance of your election to amend your eligible options, you will receive, promptly following the expiration of this offer, an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” (substantially in the form of Schedule C) evidencing your right to receive the related cash payment. The cash payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will receive the cash payment on or before your first scheduled regular payroll date in January 2008 had you been employed with us.

Q38.	Is this offer related to the proposed acquisition of ACS?
A38. No. As you are probably aware, we have received a proposal from Darwin Deason, our Chairman of the Board, and Cerberus Capital Management, L.P., to acquire all of the outstanding shares of our common stock, other than certain shares and options held by Mr. Deason and members of our management team. This offer, however, is not related to that proposal, or to any other proposal we may receive, and is being made solely for the reasons described in this offer to amend.

Q39.	If ACS is acquired, do I still need to amend my options?
A39. We can give you no assurance that we will be acquired or, if acquired, what the terms and conditions of any such acquisition would be or how any such acquisition could affect the terms of your options. We do not believe that any negotiations regarding the proposed acquisition will be finalized prior to the expiration date of this offer. The purpose of this offer is solely to address adverse federal tax consequences that are applicable to your eligible options. Unless some corrective action is taken with respect to your eligible options, you may experience adverse federal tax consequences with respect to your eligible options, even if ACS were acquired. (See Questions & Answers 14 and 15)

Q40.	With whom may I speak if I have questions about the offer or need additional copies of the offer documents?
A40. For additional information or assistance, you should contact one of the following individuals (See Section 10):

Emma Berry	or	Kim Watson
Sr. Treasury Analyst		Senior Paralegal
Affiliated Computer Services, Inc.		Affiliated Computer Services, Inc.
2828 North Haskell		2828 North Haskell
Dallas, Texas 75204		Dallas, Texas 75204
(214) 841-8356		(214) 841-6286

Q41.	What does ACS think of the offer?
A41. Although our board of directors has approved this offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept this offer. You must make your own decision whether or not to accept this offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse federal tax consequences under Section 409A may apply to an eligible option if it is not amended. We recommend that you consult with your financial, legal and/or tax advisors to determine if participation in this offer is right for you. (See Sections 1, 2 and 3)

RISKS OF PARTICIPATING IN THE OFFER
     Participating in this offer involves a number of risks, including those described below. These risks and the risk factors in Part I, Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 and under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the Securities and Exchange Commission and incorporated herein by reference, highlight the material risks of participating in this offer. The following discussion should be read in conjunction with our summary financial information attached as Schedule B to this offer to amend and with our complete financial statements and notes to the financial statements included in our most recent Forms 10-K/A, 10-Q and 8-K (as such documents may be amended). See Section 17 – “Additional Information.” You should carefully consider these risks and are encouraged to speak with your financial, legal and/or tax advisors before deciding whether to participate in this offer.
Offer-Related Risks
     The value of our Class A common stock may decline between the date of this offer and time when you are able to exercise your eligible options elected for amendment.
     A number of factors, many of which are beyond our control, may cause the market price of our Class A common stock to fluctuate significantly. See Part I, Item IA of our Form 10-K/A for the fiscal year ended June 30, 2006 for a discussion of some of these factors. Furthermore, any material developments with respect to the strategic alternatives under consideration for our company, including the proposed acquisition of our company, could further impact the volatility of the price of our Class A common stock.
     In order for your eligible options to be amended, you must elect to amend your eligible options and not exercise those options until they have actually been amended following the completion of this offer. Further, the consummation of this offer is subject to certain conditions and, if completed, your options are currently expected to be amended during a “blackout” period. See Questions & Answers 28 and 36 for a further discussion. As a result, it is possible that you may lose the benefit of any price appreciation in our Class A common stock in the event that the price of our Class A common stock has declined by the time that you are able to exercise those eligible options elected for amendment. This could result in holders of options who did not participate in this offer receiving a greater financial benefit than holders of options who do participate, even after taking into account the potential adverse federal tax consequences of not participating.
Tax-Related Risks
     Even if you accept this offer and your eligible options are amended, you may still be subject to adverse federal tax consequences.
     Because your eligible options were issued with an exercise price for the underlying shares that is lower than the fair market value of our Class A common stock on the applicable measurement date determined by us for accounting and tax purposes, such options may be subject to adverse income taxation under Section 409A. (See Questions & Answers 14 and 15 and Section 14) We believe that by accepting this offer, an eligible option holder will avoid adverse income tax consequences under Section 409A. We believe that this offer complies with the available guidance to avoid the adverse federal tax consequences of Section 409A with respect to the eligible options. Guidance issued after the date of this offer or a future determination by the Internal Revenue Service or Treasury Department could provide that the amended eligible options do not avoid the adverse personal tax consequences of Section 409A or that it may have been more beneficial had you not participated in this offer and instead retained your eligible options with their original terms. We cannot guarantee the effect of any future Internal Revenue Service guidance. Therefore, it is not completely certain that amending the eligible options pursuant to this offer will allow you to completely avoid the potential adverse income tax consequences under Section 409A.

     The tax treatment of eligible options under state tax law or the tax law of other jurisdictions is not completely certain, and you may be required to recognize income prior to the exercise of your eligible option or pay an additional tax penalty and interest charge in respect of your eligible options under applicable state or foreign tax laws, even if you participate in this offer.
     It is possible that your eligible options will be subject to taxes that are imposed under applicable state tax laws or foreign tax laws that are similar to Section 409A. Therefore, you may incur taxes and penalties under such provisions with respect to your eligible options based on the jurisdiction in which you are subject to taxation in addition to the federal taxes and penalties you may pay under Section 409A. For instance, California has adopted a provision similar to Section 409A that may result in an aggregate federal and state tax rate (including both general income taxes and taxes imposed by Section 409A and the state tax equivalent) of approximately 80% with regard to a stock option that was issued with an exercise price below the fair market value of the company’s underlying shares of common stock. It is not certain that participation in this offer will avoid the potential adverse personal tax consequences under state or foreign tax laws that are similar to Section 409A.
     In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your eligible options as a result of your participation in this offer.
     Section 14 of this offer to amend describes the material U.S. federal income tax consequences if you participate in this offer and if you do not participate in this offer.
     Your cash payments will be taxable even if amended eligible options are not exercised.
     Any cash payments received for your eligible options will be subject to regular income and employment tax withholding at the time of receipt. Your resulting tax liability when you file your income tax return could differ from the amount of taxes we are required to withhold and, as a result, it is possible that additional taxes may be due for the year you receive the cash payment.
     We recommend that you consult with your personal financial, legal and/or tax advisor as to the federal, foreign, state and local tax consequences of participating in this offer.
Procedural Risks
     Your failure to properly complete and send the appropriate forms could cause your election or withdrawal to be rejected.
     You are responsible for making sure that your election form and/or withdrawal form are received by us prior to the expiration time of this offer. Your submissions may only be made via the specified e-mail or fax. Submissions made by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, will not be accepted. We recommend that you keep a copy of your submissions and confirm receipt if you have not received an e-mail confirmation from us that we have received your election form and/or any withdrawal form after three (3) U.S. business days have elapsed. If we do not have a record of receipt of your election form and/or withdrawal form and you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in this offer. In addition, please note that confirmation of receipt of your election or withdrawal form does not indicate that your form was properly completed or otherwise complied with the requirements of this offer.

THE OFFER
1. Eligibility
     Eligible option holders.
     You are an “eligible option holder” only if you (1) are an employee of ACS (other than an executive officer or director) through the expiration time, (2) are subject to taxation in the United States, and (3) hold eligible options.
     You must also remain employed by us as of the expiration time in order to remain an eligible option holder. For example, if your employment with us terminates after you submit your notice of election but prior to the expiration time, then we will not amend your options since you are no longer an eligible option holder and your options will retain the original terms under which they were granted.
     None of our executive officers or members of our board of directors are eligible to participate in this offer, including five of our current or former executive officers who hold eligible options. (See Section 11)
     Eligible options.
     An “eligible option” is any option to purchase shares of our Class A common stock that meets each of the following conditions:
•	the option was granted under the Plan;

•	the option has an exercise price for the underlying shares that is less than the fair market value of our Class A common stock on the applicable measurement date for such option;

•	the option was unvested as of January 1, 2005 (if only a portion of an option grant was unvested as of January 1, 2005, then only the unvested portion of the grant as of such date is an “eligible option”); and

•	the option is outstanding as of the expiration time.
2. Number of options; expiration date.
     Subject to the terms and conditions of this offer, following the expiration time, we will amend all eligible options that have been properly elected for amendment by eligible option holders and have not been withdrawn before the expiration time.
     As noted above, in order to be eligible, the eligible options must be outstanding as of the expiration time. For example, if a particular option expires or is exercised after the commencement of this offer, but before the expiration time, that particular option is not eligible for amendment. In addition, any options that vested prior to January 1, 2005 are not eligible options and are not included in this offer, and accordingly, such options will retain the original terms under which they were granted.
     If you participate in this offer, you will be required to accept this offer with respect to the entire eligible portion of each eligible option with respect to which you participate but not necessarily with respect to all of your eligible options if you hold more than one eligible option. A personalized election form has been included with this offer to amend that sets forth each eligible option that you hold.
     We will accept elections to amend portions of an eligible option only if that option is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). (See Question & Answer 19)
     Subject to the terms of this offer and upon our acceptance of your properly submitted election to amend your eligible options, each eligible option that you properly elected for amendment will be amended to increase the exercise price per share to the fair market value of our Class A common stock on the applicable measurement date for that option determined by us for accounting and tax purposes. The new exercise price for each of your eligible options is set forth on the related election form that we have included with this offer to amend. Each amended eligible option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that eligible option immediately prior to its amendment. In addition, you will receive a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised shares of our Class A common stock subject to the eligible option that was amended. This payment, less any applicable tax withholdings, will be made on or before your first regular payroll date in January 2008 and will not be subject to any vesting conditions or otherwise be subject to forfeiture.

     Below is an example that illustrates how the amendment and the cash payment will affect you. The example uses the following assumptions:
•	Assume you were originally granted options to purchase 7,500 shares of our Class A common stock on November 30, 2003, which options vested as follows:
o	1,500 options vest on November 30, 2004

o	1,500 options vest on November 30, 2005

o	1,500 options vest on November 30, 2006

o	1,500 options vest on November 30, 2007

o	1,500 options vest on November 30, 2008
•	The exercise price of the options is $40 per share.

•	The fair market value of our Class A common stock on the applicable measurement date was $45 per share.

•	On December 31, 2004, options had vested with respect to the right to purchase 1,500 shares of our Class A common stock and the remaining options (with respect to 6,000 shares) were unvested and would be eligible for amendment pursuant to this offer to amend.

•	You have not exercised any of the options.
If you amend your eligible options as described in this offer to amend, you will have:
(1)	1,500 options with an exercise price equal to $40 per share, all of which are vested because these options vested before January 1, 2005,

(2)	6,000 options with an exercise price equal to $45 per share of which 3,000 are vested as of the date of this offer and 3,000 are not vested, and

(3)	you will receive a cash payment equal to $30,000 (less applicable withholding taxes) on or before your first regular payroll date in January 2008, calculated as the difference between the new exercise price and the original exercise price ($40 - $45) multiplied by 6,000, which is the number of shares of our Class A common stock that may be purchased by options that vested or are scheduled to vest on or after January 1, 2005.
     The fair market value per share of our Class A common stock on the expiration date does not impact the new exercise price for amended options. It is not relevant whether the fair market value of our Class A common stock on the expiration date is higher or lower than the new exercise price on the applicable measurement date. Your eligible option will be amended to have an exercise price per share equal to the new exercise price.
     If you had previously exercised any options, those options would have been excluded from this offer and you would not have been eligible to receive any cash payments with respect to those options through this offer.
     The expiration time for this offer will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless we extend this offer. We may, in our discretion, extend this offer, in which event the expiration time shall refer to the latest time and date at which the extended offer expires. See Section 15 of this offer to amend for a description of our rights to extend, terminate and amend this offer.
3. Purpose of the offer.
     The regulations covering Section 409A provide that stock options that vest after December 31, 2004 that were issued with an exercise price less than the fair market value of the underlying stock on the applicable measurement date for such options (i.e., granted at a discount) generally are deferred compensation that is not compliant with Section 409A. We have determined that our stock options that qualify as “eligible options” for the purposes of this offer likely do not comply with Section 409A. We made this determination as the result of our internal investigation into our historical stock option grant practices as more fully described in our Annual Report on Form 10-K/A for the year ended June 30, 2006, which is incorporated herein by reference. Accordingly, eligible option holders may be subject to adverse federal tax consequences.

     Although the regulations issued under Section 409A do not yet address the calculation or timing of amounts required to be included in income under Section 409A, the U.S. Treasury Department and Internal Revenue Service provided interim guidance that makes it likely that an eligible option holder will recognize an amount of income equal to the excess, if any, of the fair market value of the underlying stock over the exercise price of the option on December 31 of the year in which the option vests (or, if later, at the end of the transition period available for amending options to comply with Section 409A) and will recognize additional income in each subsequent tax year equal to any further increase in the value of the underlying stock. Such recognized income will be subject to regular income tax, an additional 20% federal tax and other penalties before (and regardless of whether) the option is exercised.
     If you amend your options so that they have an exercise price for the underlying shares equal to or greater than the fair market value of our Class A common stock on the applicable measurement date, we expect that the unfavorable federal tax consequences that otherwise may apply to your eligible options will be avoided. Because the eligible options have intrinsic value, we are also providing the cash payment in order to preserve as best as practicable the economic characteristics of the options originally contemplated when the option grants were made. However, you will recognize taxable income at the time you receive the cash payment. In addition, you may recognize taxable income when you exercise your amended options, as is typically the case when options are exercised, and/or when you sell the shares you acquire upon exercise of the amended option. For additional information relating to the taxation of your stock options, you should refer to the prospectus for the Plan that we previously delivered to you and to Section 14 of this offer to amend.
4. Procedures for electing to participate in this offer.
     Proper Election to Amend Options.
     We have provided a personalized election form for you to complete and return if you want us to amend your eligible options. The election form contains a personal summary of the eligible options that you currently hold, the original exercise price of eligible options, as well as the new exercise price of such options should you accept this offer with respect to such eligible options, a description of any potential cash payments with respect to each eligible option (if amended) and other relevant information.
     Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the election form, properly complete, sign and deliver the election form, along with any other required documents, via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388. Except in accordance with the next sentence, the election form must be executed by the eligible option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the election form.
     We must receive all of the required documents before the expiration time. The expiration time will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless we extend this offer. If we extend this offer, we must receive those documents before the extended expiration time of this offer. We will not accept delivery of any election form after the expiration of this offer. If we do not receive a properly completed and duly executed election form from you prior to the expiration of this offer, your eligible options will not be amended.
     Election forms and related documents may only be submitted to us via the specified e-mail or fax. Submission by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service or to any other e-mail address or fax number), are not permitted. Delivery of all documents, including the election form and any other required documents, is at your risk. You should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within three (3) U.S. business days after receipt. In addition, please note that confirmation of receipt of your election or withdrawal form does not indicate that your form was properly completed or otherwise complied with the requirements of this offer. If you have not received an e-mail confirmation that we have received your election form and/or any withdrawal form after three (3) U.S. business days have elapsed, we recommend that you confirm that we have received your election form by e-mailing TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

     You cannot accept this offer with respect to only a portion of one of your eligible options, and we will not accept such a partial acceptance except under the limited circumstances described in Question & Answer 19. Accordingly, if you decide to accept this offer with respect to an eligible option, you must accept this offer to amend such eligible option for all the shares subject to such eligible option. However, you may choose to amend all or only some of your eligible options.
     Your election to participate becomes irrevocable after 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless this offer is extended past that time, in which case your election will become irrevocable after the new expiration time. The only exception is that if we have not accepted your options by 12:00 midnight, Dallas, Texas time, on August 13, 2007, you may withdraw a previously submitted election to amend your eligible options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration time, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form that we receive before the expiration time.
     This is a one-time offer, and we will strictly enforce the election period.
     Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
     We will determine, in our discretion, all questions as to the validity, form and eligibility of (including time of receipt) any election forms that we receive, and we will decide, in our sole discretion, all questions as to the number of shares of our Class A common stock comprising the eligible option and the amount of the cash payment relating to each properly submitted election to amend an eligible option. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be amended that we determine do not comply with the requirements set forth herein, are not in appropriate form or are unlawful to accept. Otherwise, we intend to amend each option for which we have received a properly and timely submitted election to amend that is not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any election of any particular options for amendment or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all eligible option holders and options elected for amendment. No election for the amendment of options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder submitting such election or waived by us. Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election form, nor will anyone incur any liability for failure to give any notice.
     Your election to amend options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for amendment will constitute a binding agreement between ACS and you, subject to the terms and conditions of this offer.
     Subject to our rights to extend, terminate, and amend this offer, we currently expect that we will, promptly upon the expiration of this offer, amend all properly submitted elections to amend eligible options that have not been validly withdrawn, and we will increase the exercise price of those options to the new exercise price promptly following the expiration of this offer.
5. Withdrawal rights and change of election.
     You may withdraw a previously submitted acceptance of this offer only in accordance with the provisions of this Section 5.
     You may withdraw your submitted election to amend your eligible options at any time by 4:00 p.m., Dallas, Texas time, on July 17, 2007. If we extend this offer, you may withdraw your election at any time until the extended expiration time. In addition, although we intend to accept, promptly after the expiration of this offer, all properly submitted elections to amend the eligible options, if we have not accepted your election to amend your options promptly by 12:00 midnight, Dallas, Texas time, on August 13, 2007, you may withdraw your election to amend your eligible options at any time thereafter.
     To validly withdraw your election to amend your eligible options, you must deliver to us a properly completed and duly executed withdrawal form while you still have the right to withdraw the submitted election. You may submit the withdrawal form to us only by email (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or fax to (214) 584-5388. Submissions by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, are not permitted.
     Although you may withdraw your election with respect to some or all of your eligible options to the extent you accept this offer with respect to multiple eligible options, you may not withdraw your acceptance of this offer with respect to only a portion of an eligible option. If you choose to withdraw your election to amend with respect to any eligible option, you must withdraw the entire acceptance with respect to such eligible option.
     Except in accordance with the next sentence, the withdrawal form must be executed by the eligible option holder who submitted the election to amend the eligible options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the withdrawal form.
     You may not rescind any withdrawal, and any election to amend your eligible options you withdraw will not thereafter be deemed to be subject to this offer, unless you properly resubmit a new election form indicating your acceptance to amend your eligible options before the expiration time by following the procedures described in Section 4 of this offer to amend. This new acceptance must be properly completed, signed and dated after your original election form and after your withdrawal form and actually received by us by the expiration time. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration time. We must receive the properly completed and manually signed withdrawal form or election form before the expiration time. The expiration time will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless we extend this offer.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form submitted to us, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms. Our determination of these matters will be final and binding.
     We intend to confirm the receipt of your withdrawal form by e-mail within three (3) U.S. business days after receipt. In addition, please note that confirmation of receipt of your election or withdrawal form does not indicate that your form was properly completed or otherwise complied with the requirements of this offer. If you have not received an e-mail confirmation that we have received your withdrawal form after three (3) U.S. business days have elapsed, we recommend that you confirm that we have received your withdrawal form by e-mailing TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.
6. Acceptance of options for amendment, issuance of cash payments, and amended options.
     Our receipt of your election form (including our confirmation of receipt) is not by itself an acceptance of your options for amendment. Subject to the terms and conditions of this offer, we intend to amend, promptly after the expiration of this offer, all eligible options that have been properly submitted for amendment on a timely basis. Our acceptance of your election to amend your eligible options constitutes a binding agreement between us and you upon the terms and subject to the conditions of this offer. We will provide oral or written notice to the eligible option holders generally of our acceptance of options for amendment. We may issue this notice of acceptance by e-mail or by other method of communication. Subject to our rights to terminate this offer, discussed in Section 15 of this offer to amend, we currently intend to amend promptly after the expiration time, which we presently expect will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, all eligible options that have been properly submitted for amendment on a timely basis.
     Once amended, those amended options will have a new exercise price as set forth on the related election form and will retain all other original terms and conditions. Subject to the terms and conditions of this offer, if you properly submit your election to have your eligible options amended and such election is accepted by us, then those options will be amended as of the date on which the expiration time of this offer occurs (but following the expiration of this offer). We expect that the date for the expiration time will be 4:00 p.m., Dallas, Texas time, on July 17, 2007, unless this offer period is extended. As of that same date, you will become entitled to receive the cash payment described in this offer to amend, subject to the terms and conditions set forth herein.

     Promptly after the expiration of this offer, we will send you an “Amendment to Stock Option Agreement and Promise to Make Cash Payment” (substantially in the form of Schedule C) executed by us evidencing the amendment of the eligible options you elected to amend and our promise to make the cash payment. Any cash payments owed to you for any amended options will be paid to you, less any applicable tax withholdings, as described in Section 2. If you do not receive an “Amendment of Stock Option Agreement and Promise to Make Cash Payment” within fifteen (15) U.S. business days after the expiration date, please e-mail TOAdmin@acs-inc.com first. You may then contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.
     If, for any reason, your eligible options are not outstanding as of the expiration time, then you will not receive any amended options or receive cash payments with respect to any such options that are no longer outstanding, even if you submitted an election to have those options amended prior to the expiration time.
     Options that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current exercise prices and current vesting schedules. Please see Questions & Answers 14 and 15 and Section 14 for a description of the tax consequences to you of accepting this offer, as well as the tax consequences of not participating in this offer.
7. Conditions of the offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any election to have any eligible options amended, and we may terminate this offer, or postpone our acceptance and amendment of any options elected for amendment, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date this offer begins, and before the expiration time, any of the following events has occurred, or has been determined by us to have occurred and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or to accept the eligible options that you elect to amend:
•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of this offer or otherwise relating, in any manner, to this offer;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to this offer, any of which might restrain, prohibit or delay completion of this offer or impair the contemplated benefits of this offer (see Section 3 of this offer to amend for a description of the contemplated benefits of this offer);

•	there shall have occurred:
o	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or on an over-the-counter market in the United States,

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory,

o	any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States, including but not limited to any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority,

o	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

o	the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer, or

o	if any of the situations described above existed at the time of the commencement of this offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this offer;
•	a tender or exchange offer, other than this offer by us, for some or all of our outstanding Class A common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or any material change or other material development with respect to any such event that exists at the time of the commencement of this offer;

•	there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with this offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of ACS that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of this offer (see Section 3 for a description of the contemplated benefits of this offer); or

•	any rules or regulations by any governmental authority, the National Association of Securities Dealers, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to us.
     If any of the above events occur, we may:
•	terminate this offer;

•	amend the terms of this offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.
     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive any condition, in whole or in part, at any time and from time to time before the expiration time, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
     This offer is not conditioned upon any financing arrangement or financing plans.
8. Price range of shares underlying the options.
     Our Class A common stock that underlies your eligible options is traded on the New York Stock Exchange under the ticker symbol “ACS.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low
Fiscal Year Ended June 30, 2007
4th Quarter (through June 11, 2007)	$61.67	$57.09
3rd Quarter	$60.63	$47.79
2nd Quarter	$53.85	$48.06
1st Quarter	$54.16	$47.32

	High	Low
Fiscal Year Ended June 30, 2006
4th Quarter	$60.39	$46.50
3rd Quarter	$63.66	$55.14
2nd Quarter	$61.16	$46.91
1st Quarter	$55.10	$48.46
Fiscal Year Ended June 30, 2005
4th Quarter	$53.86	$45.81
3rd Quarter	$60.82	$49.52
2nd Quarter	$61.23	$52.31
1st Quarter	$57.84	$49.11
     On June 11, 2007, the last reported sale price of our Class A common stock, as reported by the New York Stock Exchange, was $59.79 per share.
     The price of our Class A common stock has been, and in the future may be, volatile and could decline. The trading price of our Class A common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and have often been unrelated or disproportionate to the operating performance of these companies.
     You should evaluate current market quotes for our Class A common stock, among other factors, before deciding whether or not to accept this offer.
9. Source and amount of consideration; terms of amended options.
     Consideration.
     If we accept your election to amend an eligible option, the eligible option will be amended to increase the exercise price per share to the fair market value per share of our Class A common stock on the measurement date for that eligible option, as set forth on the related election form. If you accept this offer, then in addition to the repricing of your eligible option, you will receive the cash payment on or before your first regular payroll date in January 2008. The cash payment will be made from our existing cash and cash equivalents, and you will be a general creditor of our company with respect to any cash payment to which you are entitled.
     If we receive and accept elections to amend all eligible options from all eligible option holders, subject to the terms and conditions of this offer, then we will amend eligible options to purchase a total of approximately 1,696,150 shares of our Class A common stock, or approximately 1.82% of the total shares of our Class A common stock outstanding as of June 11, 2007. Assuming that all eligible options outstanding on the date of this offer are amended, then the total cash payments that we will be required to make pursuant to this offer will be $4,064,279.
     Terms of Amended Eligible Options.
     Except for the increased exercise price per share, each eligible option that is amended pursuant to this offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, the amended eligible option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that option.
     The amendment of the eligible options with respect to which this offer has been accepted will not create any contractual or other right of the accepting option holders to receive any future grants of stock options or other stock based compensation. This offer does not change the “at-will” nature of an optionee’s employment with us, and, except for optionees who are party to an employment agreement with us, an optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

     The eligible options have all been granted pursuant to the Plan, and the amended eligible options that result from the repricing of those options will continue to remain outstanding under the Plan. The following is a description of the principal features of the Plan that applies to equity awards. The only form of equity award that constitutes eligible options for the purposes of this offer is a non-qualified stock option described on your personalized election form included with this offer to amend.
     Summary of the 1997 Incentive Stock Plan, as Amended.
     The following description summarizes the material terms of the Plan. Our statements in this offer to amend concerning the plan and the amended eligible options are summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plan, and the form of option agreement under the Plan, which have been filed as exhibits to the Schedule TO of which this offer to amend is a part. See “Additional Information” in Section 17. We have also previously provided you with a copy of the Plan. Please contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286 to receive an additional copy of the Plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.
     Administration. Under its terms, the Plan may be administered by our board of directors or one or more committees of our board, as permitted by Rule 16b-3 (“Rule 16b-3”) promulgated under the Exchange Act. Performance-based awards to our named executive officers are administered by a committee of outside directors, as set forth in Section 162(m) of the Code. Our board of directors or committee administering the Plan at a particular time (the “Administrator”) determines the individuals eligible to receive awards under the Plan, the types and number of awards to be granted, the terms and conditions of such awards (including, for example, with respect to options, the exercise price, exercise date, any restrictions on exercise), and prescribes the forms of award agreements. The Administrator is also responsible for, among other things, determining the advisability and terms of any buyout of options previously granted and the reductions, if any, in the exercise prices of previously granted options.
     Eligibility. Employees (including employee directors) (“Employees”) of and consultants (“Consultants”) to ACS and any parent or subsidiary of ACS as well as outside directors of ACS (“Outside Directors”) are eligible to receive awards under the Plan.
     Types of Grants. The Plan permits the grant of nonstatutory stock options (“Nonstatutory Stock Options”), “stock purchase rights,” stock appreciation rights (“SARs”), deferred stock (“Deferred Stock”), dividend equivalents and awards of restricted stock (“Restricted Stock”) to Employees, Consultants and Outside Directors. The Plan also permits the grant of incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) to Employees. The Plan further permits the Administrator to designate the grant of Options or SARs to a “covered employee” (as defined in Section 162(m)(3) of the Code) as a “performance based grant.” Nonstatutory Stock Options and Incentive Stock Options (collectively, “Options”) entitle the holders thereof to purchase shares of our Class A common stock.
     All awards under the Plan will be evidenced by a written agreement in a form approved by the Administrator. The Administrator may grant awards under the Plan alone or in addition to, in tandem with or in substitution for any other award under the Plan. Awards granted in addition to or in tandem with other awards under the Plan may be granted either at the same time or at different times. Generally, awards under the Plan will be granted for no consideration other than services.
     Options. Each Option will be designated in the written option agreement evidencing its grant as either an Incentive Stock Option or a Nonstatutory Stock Option. The exercise price of an Incentive Stock Option shall be no less than 100% of the fair market value of our Class A common stock at the time of the grant (110% of fair market value if the grant is made to an Employee that owns stock representing more than 10% of the voting power of all classes of stock of ACS or any parent or subsidiary of ACS (a “10% Holder”)). Fair market value is determined by reference to the stock’s closing price on the date of the grant. Incentive Stock Options shall have a term of no more than 10 years (5 years if granted to a 10% Holder). The exercise price of a Nonstatutory Stock Option shall be determined by the Administrator.
     In the event that an Employee, Consultant or Outside Director is terminated for cause as set forth in the Plan, all Options granted to such person under the Plan, whether or not vested, are forfeited unless previously exercised. If an Employee, Consultant or Outside Director’s relationship with us terminates other than for cause, a vested Option granted to such person is exercisable to the extent provided in the agreement granting the Option, but, in the case of an Incentive Stock Option, shall be exercised within 90 days of the date of such termination (12 months, if the termination was the result of a disability) and only to the extent exercisable on the date of such termination.
     If there is a change in control of ACS (as defined in the Plan), all outstanding Options previously granted, whether or not vested, shall become fully vested and exercisable, effective the day immediately prior to the change in control. If the recipient of an Option dies, the Option may be exercised only to the extent vested at time of death and only by the estate of the recipient or a person who acquired the Option by bequest or inheritance. The Plan also gives the Administrator the authority to include a similar change of control provision in other grants under the Plan (i.e., SARs, Restricted or Deferred Stock, etc.).
     Adjustments. The number of shares of our Class A common stock covered by each outstanding Option, SAR, or other award, the number of shares of our Class A common stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon the cancellation or expiration of an Option, and the price per share of common stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of ACS common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our Class A common stock, or from any other increase or decrease in the number of issued shares of our Class A common stock effected without receipt of consideration by ACS. Such adjustment shall be made by our board of directors, whose determination in that respect shall be final, binding and conclusive.
     Transferability. Generally, no Option is transferable by a recipient except by will or the laws of descent and distribution. However, the Administrator shall, with respect to the holder of a Nonstatutory Option who has a severance agreement with ACS and may, in its discretion with respect to any other holder of a Nonstatutory Option, permit the transfer and pledge of such options under limited circumstances.
     Amendment and Termination. Our board of directors may amend, alter, suspend, or discontinue the Plan at any time. However, no such amendment, alteration, suspension, or discontinuation shall impair the material rights of any holder of an Option without such holder’s consent. We are required to obtain stockholder approval of any amendment to the Stock Option Plan, if required under Rule 16b-3, Sections 162(m) or 422 of the Code or any other applicable law or regulation, including the rules of any established stock exchange on which ACS securities are traded.
     Taxation of Non-Statutory Stock Options. The grant of a Nonstatutory Stock Option has no immediate federal income tax consequences to the optionee or ACS. Upon the exercise of a Nonstatutory Stock Option, the optionee recognizes ordinary income (subject to wage withholding and employment taxes) in an amount equal to the excess of the fair market value of the shares of our Class A common stock on the date of exercise over the exercise price, and ACS is entitled to a corresponding deduction if the compensation constitutes an ordinary and necessary business expense. The optionee’s tax basis in the shares of our Class A common stock is the exercise price plus the amount of ordinary income recognized by the optionee, and the optionee’s holding period will commence on the date the shares are received. Upon a subsequent sale of the shares of our Class A common stock, any difference between the optionee’s tax basis in the shares and the amount realized on the sale generally is treated as capital gain or loss.
10. Information concerning ACS.
     General.
     Our principal executive offices are located at 2828 North Haskell, Dallas, Texas 75204 U.S.A., and our telephone number is (214) 841-6111. Questions regarding this offer to amend should be directed to:

Emma Berry	or	Kim Watson
Sr. Treasury Analyst		Senior Paralegal
Affiliated Computer Services, Inc.		Affiliated Computer Services,Inc.
2828 North Haskell		2828 North Haskell
Dallas, Texas 75204		Dallas, Texas 75204
(214) 841-8356		(214) 841-6286
     We are a Fortune 500 and S&P 500 company with approximately 58,000 employees providing business process outsourcing and information technology services to commercial and government clients. We were incorporated in Delaware on June 8, 1988 and are headquartered in Dallas, Texas. Our clients have time-critical, transaction-intensive business and information processing needs, and we typically service these needs through long-term contracts.
     Our services enable businesses and government agencies to focus on core operations, respond to rapidly changing technologies and reduce expenses associated with business processes and information processing. Our business strategy is to expand our client base and enhance our service offerings through both marketing and acquisitions. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our business expansion has been accomplished both from internal growth as well as through acquisitions. Since inception, our acquisition program has resulted in growth and diversification of our client base, expansion of services and products offered, increased economies of scale and geographic expansion.
     A summary of our financial information is included in Schedule B to this offer to amend. The financial information included in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is incorporated herein by reference. Please see Section 17 of this offer to amend entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
     Recent Developments – Consideration of Strategic Alternatives.
     On March 20, 2007, we received a proposal from Darwin Deason, our Chairman, and Cerberus Capital Management, L.P., on behalf of certain funds and accounts managed by it or its affiliates to acquire all of our outstanding shares of common stock for $59.25 per share in cash, other than certain shares and options held by Mr. Deason and members of our management team that would be rolled into equity securities of the acquiring entity in connection with the proposed transaction. The proposal also indicated that Mr. Deason had agreed to work exclusively with Cerberus. On April 21, 2007, we received a revised proposal from Mr. Deason and Cerberus to acquire, for a cash purchase price of $62 per share, all of the outstanding shares of our common stock, other than certain shares and options held by Mr. Deason and members of our management team that would be rolled into equity securities of the acquiring entity in connection with the proposed transaction.
     After receipt of this offer, our board of directors has appointed a special committee of independent directors to evaluate our strategic alternatives, including the proposal from Mr. Deason and Cerberus, and expects to make a recommendation to the board of directors following its consideration of all strategic alternatives, including the proposal and all others received, in due course. The special committee has engaged its own legal counsel and financial advisors to assist in its review.
     On June 10, 2007, we entered into a Waiver Agreement with Mr. Deason and Cerberus, to among other things, suspend the Exclusivity Agreement between Mr. Deason and Cerberus so the special committee can conduct a process to consider the sale of our company that it considers to be in the best interests of our company and our stockholders. The full text of the Waiver Agreement and Exclusivity Agreement are filed as exhibits to our Current Report on Form 8-K filed on June 11, 2007, which is incorporated herein by reference.
11. Interests of directors and executive officers; transactions and arrangements concerning the options.
     A list of our directors and executive officers is attached to this offer to amend as Schedule A. None of our executive officers or members of our board of directors are eligible to participate in this offer, including five of our current or former executive officers who hold eligible options. Aside from our five current or former executive officers mentioned above, we have already amended the eligible options held by some members of our board of directors and by some of our current and former executive officers on terms no more favorable to such persons than those contained in this offer. See our Form 8-K filed on January 5, 2007 and incorporated herein by reference for a further discussion of the amendment of the options of certain members of our board of directors and current and former executive officers.
     As of June 11, 2007, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under the Plan to purchase a total of 3,222,200 of our shares of our Class A common stock, which represented approximately 26.23% of the shares subject to all options outstanding under the Plan as of that date.
     The following table below sets forth the beneficial ownership of each of our executive officers and directors of options under the Plan outstanding as of June 11, 2007. The percentages below are based upon the total number of outstanding options under the Plan. An asterisk (*) indicates that the individual is a non-employee director.

		Number of Shares of
	Number of Shares of	Class A Common
	Class A Common	Stock Underlying
	Stock Underlying	Unexercised	Percentage of Total
	Unexercised Options	Eligible Options	Options Outstanding
Name	Under the Plan	Under the Plan	Under the Plan (%)
Darwin Deason	1,050,000	0	8.55%
Lynn Blodgett	787,000	0	6.41%
John H. Rexford	330,000	6,000	2.69%
William L. Deckelman, Jr.	227,400	0	1.85%
Thomas Burlin	200,000	0	1.63%
Ann Vezina	145,000	35,000	1.18%
Thomas Blodgett	144,800	28,800	1.18%
Kevin Kyser	65,000	17,000	0.53%
Lora Villarreal	43,000	0	0.35%

Joseph P. O’Neill*	92,500	0	0.75%
Frank A. Rossi*	32,500	0	0.26%
J. Livingston Kosberg*	32,500	0	0.26%
Dennis McCuistion*	32,500	0	0.26%
Robert B. Holland, III*	40,000	0	0.33%

All directors and executive officers as a group	3,222,200	86,800	26.2%
     There are outstanding options to purchase 12,285,960 shares of our Class A common stock under the Plan. Four of our current executive officers hold eligible options to purchase 86,800 shares of our Class A common stock as noted above and one former executive officer holds eligible options to purchase 20,000 shares of our Class A common stock, but none of these options are eligible for amendment pursuant to this offer to amend. The eligible option holders hold eligible options to purchase 1,696,150 shares of our Class A common stock under the Plan.
12. Status of options amended by us in the offer; accounting consequences of the offer.
     Eligible options validly elected for amendment and accepted by us in this offer will be amended on the expiration date but following the expiration time (currently expected to be July 17, 2007 at 4:00 p.m., Dallas, Texas time) to have an increased exercise price per share equal to the fair market value per share of our common stock on the applicable measurement dates for such options for accounting and tax purposes, as sent forth in the applicable election form included with this offer to amend. The terms and provisions of each amended eligible option resulting from the acceptance of this offer will not differ from the terms and provisions in effect for that option at the time of acceptance, except for the amended exercise price. All eligible options, whether or not amended pursuant to this offer, will continue to remain outstanding options under the Plan under which they were granted.
     We will account for the impact of this offer pursuant to Statement of Financial Standards Accounting Standards No. 123(R) “Share-Based Payment”; however, we have not yet determined the impact of this offer to our results of operations and financial condition. We intend to pay any amounts due under this offer from cash flows from operating activities as described in our Quarterly Report on Form 10-Q for the period ended March 31, 2007, which is incorporated by reference in the Schedule TO of which this offer to amend comprises a part. See Section 17.
13. Legal matters; regulatory approvals.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of eligible options or the payments of cash as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the amendment of eligible options or the payment of the cash as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation to amend eligible options that have been elected for amendment is subject to the conditions described in Section 7 of this offer to amend.
14. Material U.S. income tax consequences.
     The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the eligible options and the cash payments. Foreign, state and local tax consequences are not addressed.
     If You Participate in this Offer.
     As a result of participation in this offer, you may avoid potentially adverse federal tax consequences associated with your eligible options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide not to amend your eligible options.
     Acceptance of Offer. If you accept this offer to amend an eligible option, you will not recognize any taxable income with respect to such eligible option for U.S. federal income tax purposes at the time of your acceptance.
     Amendment of Option. The amendment of your eligible option is not a taxable event for U.S. federal income tax purposes.
     Exercise of Amended Eligible Option. Your amended eligible option will continue to be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon exercise of your amended eligible option, you will recognize immediate taxable ordinary income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.
     Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your amended eligible option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of (i) the exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended eligible option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the amended eligible option is exercised to acquire those shares.
     Cash Bonus. The cash payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and other payments required to be withheld with respect to such payment, and you will receive only the portion of the payment remaining after those taxes have been withheld.
     State Taxation. You should be aware that state tax laws may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in this offer. You should be certain to consult your personal tax advisors to discuss these potential consequences.
     Foreign Taxation. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in this offer. You should be certain to consult your personal tax advisors to discuss these consequences.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN PERSONAL FINANCIAL, TAX AND LEGAL ADVISORS WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

     If You Do Not Participate in the Offer.
     Your decision not to exchange your eligible options in this offer could result in potentially adverse federal tax consequences to you. Please read this section carefully and talk to your tax advisors regarding your decision about participation in this offer.
     As a result of participation in this offer, you may avoid potentially adverse federal tax consequences associated with your eligible options. The regulations covering Section 409A provide that stock options that vest after December 31, 2004 that were issued with an exercise price less than the fair market value of the underlying stock on the applicable measurement date for such options (i.e., granted at a discount) generally are deferred compensation that is not compliant with Section 409A and will result in income recognition by the optionee prior to exercise, an additional twenty percent (20%) income tax, and potential interest charges. We expect the Internal Revenue Service would take the position that the eligible options were granted at prices less than the fair market value on the applicable measurement date for such options and, therefore, if not amended would subject the optionees to income recognition before the options are exercised and the additional tax. Although the regulations issued under Section 409A do not yet address the calculation or timing of amounts required to be included in income under Section 409A, the U.S. Treasury Department and Internal Revenue Service provided interim guidance that makes it likely that a holder of options with a below-market exercise price will recognize an amount of income equal to the excess, if any, of the fair market value of the underlying stock over the exercise price of the underlying shares of the option on December 31 of the year in which the options vest (or, if later, at the end of the transition period available for amending options to comply with Section 409A) and will recognize additional income in each subsequent tax year equal to any further increase in the value of the underlying stock. Such recognized income will be subject to regular income tax, an additional 20% federal tax and other penalties before (and regardless of whether) such options are exercised. In addition, Section 409A provides that any interest obligation to the IRS that may result from underpayment of these additional taxes will be determined at the rate that normally applies to tax underpayments plus an additional one percent.
     You may also be subject to taxation under the tax laws of state and foreign jurisdictions to which you are also subject.
     We recommend that you consult your own tax advisors with respect to the foreign and U.S. federal, state and local tax consequences of participating in this offer.
15. Extension of offer; termination; amendment.
     We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to amend has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and delay the amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay via e-mail or by making a public announcement, as described below. If we extend the expiration time, we will also extend your right to withdraw your election to amend your eligible options until such extended expiration time. In the case of an extension, we will send you an e-mail or other communication no later than 8:00 a.m., Dallas, Texas time, on the next U.S. business day after the previously scheduled expiration time.
     We also reserve the right, in our reasonable judgment, before the expiration time to terminate or amend this offer and to postpone the expiration of this offer (resulting in a delay of our acceptance and amendment of any eligible options elected to be amended) if any of the events listed in Section 7 of this offer to amend occurs, by giving written notice of the amendment, termination or postponement to you via e-mail or by making a public announcement of the amendment, termination or postponement, no later than 8:00 a.m., Dallas, Texas time, on the next U.S. business day following the day we change, terminate or postpone this offer. Our reservation of the right to delay our acceptance and amendment of the eligible options elected to be amended is limited by Rule 13e-4(f)(5) under the Exchange Act.
     Subject to compliance with applicable law, we further reserve the right, before the expiration time, in our discretion, and regardless of whether any event listed in Section 7 of this offer to amend has occurred or is deemed by us to have occurred, to amend this offer in any respect, including by decreasing or increasing the consideration offered in this offer to eligible option holders or by decreasing or increasing the number of eligible options being sought in this offer. As a reminder, if a particular eligible option expires or is exercised after commencement, but before the expiration of this offer, that particular option is no longer eligible for amendment. Therefore, if we extend this offer for any reason and if any option that was elected for amendment before the originally scheduled expiration of this offer expires or is exercised after such originally scheduled expiration time but before the actual expiration date under the extended offer, that option will no longer be eligible for amendment.
     The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, this offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer period so that at least 5 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
     For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Dallas, Texas time.
16. Fees and expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be amended through this offer.
17. Additional information.
     This offer to amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to amend your options:
1.	Our amended Annual Report on Form 10-K/A for our fiscal year ended June 30, 2006, filed with the SEC on February 1, 2007;

2.	Our definitive proxy statement on Schedule 14A relating to our annual meeting of stockholders to be held on June 7, 2007, filed with the SEC on April 30, 2007;

3.	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 30, 2006, December 31, 2006, and March 31, 2007 filed with the SEC on January 23, 2007, February 14, 2007, and May 10, 2007 respectively;

4.	Our Current Reports on Form 8-K filed with the SEC on January 5, 2007, June 1, 2007, June 4, 2007 and June 11, 2007 (other than the portions of these documents not deemed to be filed);

5.	Our Registration Statement on Form S-8 (File no. 333-42385), as amended, filed with the SEC on December 16, 1997;

6.	Our 1997 Stock Incentive Plan (filed as Appendix D to ACS’ Joint Proxy Statement on Schedule 14A filed on November 14, 1997) and our Amendment No. 1 to 1997 Stock Incentive Plan, dated as of October 28, 2004 (filed as Exhibit 4.6 to ACS’ Registration Statement on Form S-8, filed on December 6, 2005);

7.	The description of our Class A common stock contained in any Registration Statement on Form 8-A filed by us under the U.S. Securities Exchange Act of 1934, and any further amendment or report filed thereafter for the purpose of updating such description.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
     Each person to whom a copy of this offer to amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at 2828 North Haskell, Dallas, Texas 75204 U.S.A., Attention: Emma Berry or Kim Watson, by telephoning Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286, or by emailing TOAdmin@acs-inc.com.
     As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to amend, you should rely on the statements made in the most recent document.
     The information contained in this offer to amend about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial statements.
     Attached as Schedule B to this offer to amend are our summary financial information for the nine months ending March 31, 2006 and 2007 and for our fiscal year ended June 30, 2005 and 2006. Our full financial statements as included in our Quarterly Report on Form 10-Q for the nine months ended March 31, 2006 and 2007 filed with the SEC on May 10, 2007, and our amended Annual report on Form 10-K/A for our fiscal years ended June 30, 2005 and 2006, filed with the SEC on February 1, 2007, are incorporated by reference herein. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this offer to amend.
19. Miscellaneous.
     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to amend your options through this offer. You should rely only on the information contained in this offer to amend and the documents to which you have been referred in this offer to amend. We have not authorized anyone to give you any information or to make any representations in connection with this offer other than the information and representations contained in this offer to amend and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF AFFILIATED COMPUTER SERVICES, INC.
     The directors and executive officers of Affiliated Computer Services, Inc. are set forth in the following table:

Name	Position and Offices Held
Darwin Deason	Chairman of the Board
Lynn Blodgett	President and Chief Executive Officer, Director
John H. Rexford	Executive Vice President and Chief Financial Officer, Director
William L. Deckelman, Jr.	Executive Vice President, Secretary and General Counsel
Thomas Burlin	Executive Vice President and Chief Operating Officer
Ann Vezina	Executive Vice President and Group President, Commercial Solutions
Thomas Blodgett	Executive Vice President and Group President, Business Process Solutions
Kevin Kyser	Executive Vice President, Finance and Accounting
Lora Villarreal	Executive Vice President
Joseph P. O’Neill	Director
Frank A. Rossi	Director
J. Livingston Kosberg	Director
Dennis McCuistion	Director
Robert B. Holland, III	Director
     The address of each executive officer and director is: c/o Affiliated Computer Services, Inc., 2828 North Haskell, Dallas, Texas 75204 U.S.A.
     Our executive officers and directors are not eligible to participate in this tender offer.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
OF AFFILIATED COMPUTER SERVICES, INC.
     The summary financial information presented below should be read in conjunction with the consolidated audited financial statements included in our Annual Report on Form 10-K/A for the year ended June 30, 2006 and our consolidated unaudited financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2007, which are incorporated into this offer to amend by reference. Our financial results for fiscal year 2005 and the nine months ended March 31, 2006 have been restated as a result of our internal investigation of our stock option grant practices discussed in footnote (e) to this schedule of summary financial information. (In thousands, except per share amounts)

	Nine Months Ended		Fiscal Year Ended
	March 31,		June 30,
	2007	2006	2006(b)	2005(c)

Results of Operations Data:
Revenues (a)	$4,252,745	$3,972,959	$5,353,661	$4,351,159

Operating income (as reported)	$453,777	$469,175	$617,284	$654,481
Adjustments (e)		(1,689)		(6,997)

Operating income (as restated)		$467,486		$647,484

Net income (as reported)	$215,516	$275,196	$358,806	$415,945
Adjustments (e)		(2,451)		(6,376)

Net income (as restated)		$272,745		$409,569

Earnings per share – basic (as reported)	$2.15	$2.20	$2.91	$3.26
Adjustments (e)		(0.02)		(0.05)

Earnings per share – basic (as restated)		$2.18		$3.21

Earnings per share – diluted (as reported)	$2.12	$2.17	$2.87	$3.19
Adjustments (e)		(0.02)		(0.05)

Earnings per share – diluted (as restated)		$2.15		$3.14

Weighted average shares outstanding – basic (d)	100,448	124,879	123,197	127,560

Weighted average shares outstanding – diluted (d) (as reported)	101,749	126,806	125,027	130,382
Adjustments (e)		62		174

Weighted average shares outstanding – diluted (as restated) (d)		126,868		130,556
Ratio of earnings to fixed charges (f)	2.7	5.2	4.7	8.6

B-1

	As of March 31,		As of June 30,
	2007	2006	2006(b)	2005(c)
Balance Sheet Data:
Current assets	$1,601,594	$1,523,165	$1,529,263	$1,244,097
Long term assets	$4,156,160	$3,864,578	$3,973,174	$3,606,741
Current liabilities	$812,968	$866,609	$825,105	$838,114
Long term liabilities (e)	$2,956,248	$1,901,083	$2,221,114	$1,201,012
Stockholders’ equity (d) (e)	$1,988,538	$2,620,051	$2,456,218	$2,811,712
Book value per common share (g)	$20.06	$22.12	$21.71	$22.45

(a)	Revenues from operations divested through June 30, 2006 were $104.5 million and $218.6 million for fiscal years 2006 and 2005, respectively and $0.9 million and $104.3 million for the nine months ended March 31, 2007 and 2006, respectively.

(b)	We adopted Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” effective for our fiscal year ended June 30, 2006. We completed the divestiture of substantially all of our Government welfare-to-workforce services business in fiscal year 2006, for which we recognized a pretax gain of $33.5 million ($20.1 million, net of income tax) in the fiscal year ended June 30, 2006. Please refer to “Significant Developments” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K/A for the year ended June 30, 2006, which is incorporated into this offer to amend by reference, for a discussion of significant items which impacted our fiscal year 2006 results of operations.

(c)	During fiscal year 2005, we acquired the human resources consulting and outsourcing business of Mellon Financial Corporation. Please see “Significant Developments – Fiscal Year 2005” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K/A for the year ended June 30, 2006, which is incorporated into this offer to amend by reference, for a discussion of significant items which impacted fiscal year 2005 results of operations.

(d)	In June 2006, our Board of Directors authorized a share repurchase program of up to $1 billion of our Class A common stock. Through March 31, 2007, we had repurchased approximately 19.9 million shares under this authorization with an average cost of $50.30 per share (approximately $1 billion), all of which have been retired, of which 14.4 million shares with an average cost of approximately $50.64 per share (approximately $730.7 million) were purchased and retired in the first quarter of fiscal year 2007.

(e)	Our financial results for fiscal year 2005 and the nine months ended March 31, 2006 have been restated as a result of our internal investigation of our stock option grant practices to record additional non-cash stock-based compensation expense resulting from stock options granted during 1994 to 2005 that were incorrectly accounted for under generally accepted accounting principles and related income tax effects. Related income tax effects include deferred income tax benefits on the compensation expense, and additional income tax liabilities, with adjustments to additional paid-in capital, and estimated penalties and interest, related to the application of Internal Revenue Code Section 162(m) and related Treasury Regulations to stock-based executive compensation previously deducted, that is now no longer deductible as a result of revised measurement dates of certain stock option grants. We have also included in our restatements additional income tax liabilities and estimated penalties and interest, with adjustments to additional paid-in capital and income tax expense, related to certain cash and stock-based executive compensation deductions previously taken under Section 162(m), which we believe may now be non-deductible as a result of information that has been obtained by us in connection with our internal investigation, due to factors unrelated to revised measurement dates. Please see “Review of Stock Option Grant Practices” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Notes 2 and 28 of our Consolidated Financial Statements in our Annual Report on Form 10-K/A for the year ended June 30, 2006, which is incorporated into this offer to amend by reference, for a discussion of our restatements.

(f)	For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, amortization of debt issue costs and a portion of rental expense representative of interest.

(g)	Book value per common share is computed by dividing stockholders’ equity by the number of shares of our Class A common stock outstanding at the end of each period.

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SCHEDULE C
Form of
Amendment to Stock Option Agreement and Promise to Make Cash Payment
[DATE]
Dear [FIRST NAME],
     You have elected to participate in the offer made by ACS to amend the exercise price of your eligible options (as identified on the attached Schedule A) pursuant to the terms of the Offer to Amend Eligible Options, dated June 18, 2007 (the “Offer to Amend”) and your signed Election Form. We have accepted your election with respect to the eligible options listed on the attached Schedule A and such options have been amended (the “Options”). These Options, if already vested or once vested in accordance with the terms of grant, are exercisable at the amended exercise price as listed on the attached Schedule A.
     In exchange for your agreement to amend your outstanding eligible options to raise the exercise price as indicated by your Election Form, ACS hereby promises to pay you a special cash payment in the amount described on Schedule A attached hereto. Any such payment will be paid, less applicable tax withholding, promptly on or before your first regular payroll date in January 2008. This payment is not subject to vesting.
     This memorandum, together with your Election Form, acts as an amendment to each of your Options. To the extent not amended by this memorandum, your Options will continue to be subject to the terms and conditions of the 1997 Stock Incentive Plan under which the original options were granted.
     This memorandum is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Amend; (2) the letter from Lynn Blodgett dated June 18, 2007; (3) the election form; and (4) the withdrawal form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memorandum and the Offer Documents reflect the entire agreement between you and ACS with respect to this transaction. This memorandum may be amended only by means of a writing signed by you and an authorized officer of ACS.

AFFILIATED COMPUTER SERVICES, INC.

By:

Name:

Title:

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Personal Grant Status	Affiliated Computer Services, Inc.
Schedule A - Schedule of Amended Options and Cash Payments

Name:
The following is the schedule of your amended options:

		Total Number of	Total Number of	Number of Shares	Exercise Price	Adjusted Exercise
	1997 Stock	Shares Originally	Shares Outstanding	Subject to Portion	per Share	Price Per Share of
Grant	Incentive Plan	Granted under the	under the Option as	Qualifying as	Prior to	Eligible Options	Cash
Date	Option Number	Option	of June 11, 2007	Eligible Option	Amendment	As Amended	Payment

If you have questions about the above list, please direct them to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

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